EXHIBIT 99.1

Dana Incorporated Completes Sale of Off-Highway Business

January 2, 2026, Maumee, Ohio – Dana Incorporated (NYSE: DAN) today announced the completion of its previously disclosed sale of the Off-Highway business to Allison Transmission Holdings, Inc. (NYSE: ALSN; “Allison”) for $2.7 billion.

The transaction, valued at 7.5 times the Off-Highway business’s expected 2025 adjusted EBITDA, represents a significant milestone in Dana’s ongoing transformation strategy.

“Closing this transaction marks an important step in Dana’s evolution,” said R. Bruce McDonald, Chairman and Chief Executive Officer of Dana. “We are now a more focused company, dedicated to serving light- and commercial-vehicle customers with both traditional and electrified systems. This divestiture, combined with the successful execution of our cost-reduction plan, will strengthen our balance sheet, improve margins, reduce complexity, and position us to accelerate innovation and growth in our core markets.”

The proceeds of this transaction will enable the company to reduce debt by approximately $2 billion, achieving its target net leverage of 1x over the business cycle. Additionally, the company plans to return $1 billion to shareholders through 2027, including approximately $650 million already returned since the transaction was announced—an increase of $50 million compared to the prior target.

Dana extends its sincere appreciation to the talented employees of the Off-Highway business. Their dedication and expertise have built a world-class organization, and we are confident they will continue to thrive as part of Allison.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC served as Dana’s financial advisors. Paul, Weiss, Rifkind, Wharton & Garrison LLP provided legal counsel, and Ernst & Young LLP acted as transaction advisor.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure which we have defined as net income (loss) before interest, income taxes, depreciation, amortization, equity grant expense, restructuring expense, non-service cost components of pension and other postretirement benefit costs and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements, divestitures, impairment, etc.). Adjusted EBITDA is a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. We use adjusted EBITDA in assessing the effectiveness of our business strategies, evaluating and pricing potential acquisitions and as a factor in making incentive compensation decisions. In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate financial performance of our company relative to other Tier 1 automotive suppliers. Adjusted EBITDA should not be considered a substitute for earnings (loss) before income taxes, net income (loss) or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Expected Off-Highway adjusted EBITDA is EBITDA for the Off-Highway segment adjusted for excluded operations and certain corporate costs.

We have not provided a reconciliation of our Off-Highway adjusted EBITDA to the most comparable GAAP measure of net income (loss). Providing expected net income (loss) is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income (loss), including restructuring actions, asset impairments and certain income tax adjustments. See our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that include reconciliations with the most comparable GAAP measures that are indicative of the reconciliations that would be prepared upon completion of the period covered by the expected non-GAAP measure.

Forward-Looking Statements

Certain statements and projections contained in this communication are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Dana's current expectations, estimates, and projections about Dana's industry and business, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," and similar expressions, and variations or negatives of these words. Forward-looking statements include, among other things, statements about the potential benefits of the transaction; the expected net cash proceeds from the transaction and plans to repay debt and return capital to shareholders; the prospective performance and outlook of Dana's business, performance and opportunities following the completion of the transaction; as well as any assumptions underlying any of the foregoing. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause Dana's actual results to differ materially and adversely from those expressed in any forward-looking statement. Such risks and uncertainties include, without limitation, risks associated with the transaction, such as that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Dana, including uncertainty regarding the expected financial performance and results of Dana following completion of the transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees, or suppliers; and the possibility that if Dana does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Dana's shares could decline, as well as other risks related to Dana's business. Dana's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss additional important risk factors that could affect Dana's business, results of operations and financial condition. The forward-looking statements in this communication speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

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About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of approximately $7.7 billion in 2024 with 28,000 people in 22 countries across six continents. With a history dating to 1904, Dana was named among the "World's Most Ethical Companies" for 2025 by Ethisphere and as one of "America's Most Responsible Companies 2025" by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.

Media Contact:

Craig Barber

Sr. Director – Investor Relations & Corporate Communications

Dana Incorporated

+1-419-887-5166

craig.barber@dana.com

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